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                                                                    EXHIBIT 23.3

                       [LETTERHEAD OF KPMG PEAT MARWICK]


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Loewen Group Inc.


We consent to incorporation by reference in the registration statements on Forms S-3 of The Loewen Group Inc. of our report dated March 3, 1997, relating to the balance sheets of Loewen Finance (Wyoming) Limited Liability Company as at December 31, 1996 and 1995 and the related statements of income and retained earnings and cash flows for each of the years in the two year period ended December 31, 1996 and for the eight month period ended December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K of The Loewen Group Inc.


/s/ KPMG PEAT MARWICK

Chartered Accountants
Bridgetown, Barbados

December 29, 1997